Exhibit 99.1

InfuSystem Holdings, Inc. 31700 Research Park Drive
INVESTOR CONTACT:	Madison Heights, MI 48071
Pat LaVecchia	248-291-1210
Vice Chairman
Info@InfuSystem.com
800-962-9656

MEDIA CONTACT:

David Haar

Info@InfuSystem.com

Tel: (800) 962-9656

FOR IMMEDIATE RELEASE

Monday, February 6, 2012

InfuSystem Holdings, Inc. Announces Preliminary, Unaudited

Fourth Quarter and Full Year 2011 Revenue

Fourth Quarter Revenue Driven by 7% Organic Growth

Full Year Revenue increased 16% over 2010

Company is Successfully Executing on Long-Term Business Strategy

to Deliver Growth and Value Creation

MADISON HEIGHTS, Mich., Feb. 6, 2012 — InfuSystem Holdings, Inc. (NYSE Amex: INFU), the leading provider of infusion pumps and related services, today reported preliminary, unaudited revenue results for the fourth quarter and fiscal year ended December 31, 2011.

Fourth Quarter 2011 Highlights

•	Revenues of $14.0 million, compared to $13.1 million in the prior year period; a 7% year-over-year quarterly increase

•	Second highest quarterly revenue in Company history, only slightly off third quarter 2011 record

•	17th straight quarter of year-over-year revenue growth

Full Year 2011 Highlights

•	Record revenues of $54.6 million, compared to $47.2 million in 2010; a 16% year-over-year increase and the fourth consecutive year of revenue growth

“InfuSystem has delivered solid growth and improving financial results through the successful execution of our strategic plan,” said Sean McDevitt, Chairman and Chief Executive Officer of InfuSystem. “Despite tremendous headwinds, including the recent oncology drug shortage, revenues increased 16% year-over year. InfuSystem has now delivered increased revenues for 17 consecutive quarters.”

“Importantly, our improving financial results are driven by strong organic growth,” added McDevitt. “We have built a solid business with broad product and service offerings, allowing InfuSystem to grow with new and existing customers while expanding into new markets. Today, InfuSystem is well-positioned for long-term success and stockholder value creation.”

Results are preliminary and subject to audit. The Company will announce its full audited results on Thursday, March 8, 2012 and will host a live conference call and webcast at 10AM Eastern Time. To participate in the call, you may dial toll-free (800) 447-0521. Please use passcode 31586969. Alternatively, to hear the webcast in listen-only mode, or to view the financial results, please visit the Investors section of the Company’s website at http://www.infusystem.com/investors. A replay of the webcast will be available via the website for 30 days following the call.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the company delivers local, field-based customer support, and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The company’s stock is traded on the NYSE Amex under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.